Exhibit 8.1

[●], 2023

AngloGold Ashanti plc

Ladies and Gentlemen:

We have acted as your tax counsel in connection with the prospectus included in the registration statement on Form F-4 (Registration No. [●]) filed with the Securities and Exchange Commission (the “Commission”) on [●], 2023 (such registration statement, including any amendments thereto, the “Registration Statement”).

We hereby confirm to you that, insofar as it relates to matters of United States federal income tax law, the discussion under the caption “Material U.S. Federal Income Tax Considerations” in the prospectus included in the Registration Statement, subject to the qualifications, exceptions, assumptions and limitations contained herein and therein, is our opinion.

We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement.  We also consent to the references to our firm under the caption “Material U.S. Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

Cravath, Swaine & Moore LLP

AngloGold Ashanti plc

4th Floor, Communications House

South Street

Staines-upon-Thames, Surrey TW18 4PR

United Kingdom

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